U.S. SECURITIES AND EXCHANGE COMMISSION
                                        WASHINGTON, D.C.
                                             FORM 4
                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   EARL F. CHEIT
   50 Lenox Road
   Kensington, CA  94707
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO., INC. - (SSD)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MAY 1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   (X) Director                    ( ) 10% Owner
   ( ) Officer (give title below)  ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number    |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva   |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive        |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities  |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi      |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially    |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at    |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of      |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month       |(I)|           |
___________________________________________________________________________________________________________________________________|
Options to Purchase   |        |     |    | |           |   |     |     |            |       |        |            |   |           |
Common Stock          |        |     |    | |           |   |     |     |            |       |        |     2,000  | D |           |
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Options to Purchase   |        |     |    | |           |   |     |     |            |       |        |            |   |           |
Common Stock          |        |     |    | |           |   |     |     |            |       |        |       500  | D |           |
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Options to Purchase   |        |05/19|    | |           |   |02/13|02/15|            |       |        |            |   |           |
Common Stock          |$37.3125|  /98| A  | |      500  | A |  /98|  /05|Common Stock|   500 |$37.3125|       500  | D |           |
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                      |        |     |    | |           |   |     |     |            |       |        |            |   |           |
                      |        |     |    | |           |   |     |     |            |       |        |            |   |           |
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                      |        |     |    | |           |   |     |     |            |       |        |            |   |           |
                      |        |     |    | |           |   |     |     |            |       |        |            |   |           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

BY:  Earl F. Cheit


/s/EARL F. CHEIT
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DATE

JUNE 1, 1998
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